Exhibit 99.1
Sunrise UPC quarterly results and rebased information
The following rebased supplemental quarterly financial information has been adjusted to include the pre-acquisition revenue, Adjusted EBITDA and Operating Free Cash Flow (OFCF) of the acquired Sunrise business (Sunrise) for each of the three month periodss ended March 31, 2020, June 30, 2020, September 30, 2020, and December 31, 2020, to give effect to the Sunrise acquisition in the rebased Sunrise UPC results for the 2020 periods to the same extent Sunrise is or will be included in the Sunrise UPC results for the 2021 periods.
Rebase information, which is a non-GAAP measure, is presented as a basis for assessing growth on a comparable basis. For purposes of calculating rebased information for Sunrise UPC on a comparable basis including the impact of the Sunrise business that we owned during 2021, we have adjusted the UPC Switzerland quarterly historical revenue, Adjusted EBITDA and OFCF for each of the three month periods ended March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 to include the pre-acquisition revenue, Adjusted EBITDA and P&E additions of Sunrise in the Sunrise UPC rebased results for the 2020 periods to the same extent that the revenue, Adjusted EBITDA and P&E additions of Sunrise is or will be included in the Sunrise UPC results for the 2021 periods. These adjustments are based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate Sunrise during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and OFCF of Sunrise on a basis that is comparable to the corresponding post-acquisition amounts that are included in the Sunrise UPC historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased information presented below is not necessarily indicative of the revenue, Adjusted EBITDA and OFCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and OFCF that will occur in the future. Investors should view rebase information as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our consolidated statements of operations.

The following table presents the historical results of UPC Switzerland for the 2020 periods:
The following table presents the rebased results for Sunrise UPC for the 2020 periods and the historical results for Sunrise UPC for the 2021 periods:
The following table provides the rebase adjustments made to the historical 2020 UPC Switzerland results:
Definitions:
Segment Adjusted EBITDA: Segment Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment Adjusted EBITDA is defined as earnings (loss) before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains

(losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair value of certain investments and debt, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, related-party fees and allocations provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate.
OFCF: As used herein, Operating Free Cash Flow or "OFCF" represents Segment Adjusted EBITDA less property and equipment additions. OFCF is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period.